Exhibit 99.1

Saba Software Announces Leadership Transition

Bobby Yazdani Steps Down and Chief Operating Officer Shawn Farshchi Named Interim CEO

Bill Russell Named Non-Executive Chairman of the Board

Board Also Announces Selection of KPMG LLP as Independent Registered Public Accounting Firm

REDWOOD SHORES, Calif. – March 1, 2013 – Saba (NASDAQ: SABA), the premier provider of people-centric enterprise solutions, today announced a leadership transition under which Bobby Yazdani and the Board have agreed he will step down as Chairman, CEO and Director, effective March 1, 2013.

In connection with the change in leadership, Shawn Farshchi, Saba’s Executive Vice President and Chief Operating Officer, has been named Interim Chief Executive Officer. Farshchi, a 30-year veteran of building high-technology companies, will also retain his responsibilities as COO. In addition, the Board of Directors has separated the roles of Chairman of the Board and CEO and appointed independent director Bill Russell to the position of non-executive Chairman.

“I am tremendously proud of the talented and dedicated team at Saba, which has helped create the leading set of people-centric enterprise solutions in the industry, and I’m honored to have had the opportunity to lead Saba on two different occasions since founding the Company many years ago,” said Bobby Yazdani. “The Board and I have agreed to bring in new leadership, and we share the view that Saba is very well positioned to pursue large growth opportunities. I believe the best years are still ahead for Saba and that the next generation of leadership will help deliver on that promise.”

“Bobby has been integral to the Company, having founded Saba over fifteen years ago and serving at differing times as Chairman, Chief Operating Officer and Chief Executive Officer,” said incoming non-executive Chairman Bill Russell. “The Board and I would like to thank Bobby for his countless contributions, his leadership, his vision and for the role he has played in managing the Company during a very critical time.”

“I appreciate the confidence the Board has placed in me during this pivotal time for the Company and look forward to working with the entire Saba community to continue providing our customers with the excellent products and services they have come to expect from us,” said Farshchi.

The Board intends to commence a search for a permanent Chief Executive Officer, and will consider both internal and external candidates.

The Board is dissolving the role of lead independent director, which is no longer needed due to the appointment of an independent director to the role of non-executive Chairman.

Selection of New Independent Registered Public Accounting Firm and Restatement Update

Saba also announced today that the Audit Committee of Saba’s Board of Directors has selected KPMG LLP as its new independent registered public accounting firm of record. Saba will continue to work with its current independent registered public accounting firm, Ernst & Young LLP, to complete the restatement of its prior period financial results in order to file its overdue SEC periodic reports. KPMG’s appointment as Saba’s independent registered public accounting firm of record will be effective following the conclusion of the restatement.

The Company has devoted significant resources towards, and continues to make progress on, its accounting restatement. The Company will be making the required SEC filings as soon as practicable.

The Company also announced that it has entered into a letter agreement with Wells Fargo Bank, National Association (“Wells Fargo”) dated as of February 26, 2013 pursuant to which Wells Fargo extended to March 31, 2013 the time for the Company to comply with certain terms of the Credit Agreement between parties dated as of June 27, 2011, primarily relating to the delayed SEC filings and the pending restatement of the Company’s prior financial results.

About Saba

Saba (NASDAQ: SABA) enables organizations to build a transformative workplace that leverages the advent of social networking in business and the ubiquity of mobile to empower an organization’s most mission-critical assets – its people. Saba provides a set of people-centric enterprise solutions to various businesses and industries worldwide. Saba delivers cloud-based learning management, talent management, and social enterprise solutions to transform the way people work.

Saba’s premier customer base includes major global organizations and industry leaders in financial services, life sciences and healthcare, high tech, automotive and manufacturing, retail, energy and utilities, packaged goods, and public sector organizations. Headquartered in Redwood Shores, California, Saba has offices on five continents. For more information, please visit www.saba.com or call +1-877-SABA-101 or +1-650-779-2791. SABA, the Saba logo, and the marks relating to Saba products and services referenced herein are either trademarks or registered trademarks of Saba Software, Inc. or its affiliates. All other trademarks are the property of their respective owners.

Safe Harbor

This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, the beliefs regarding the company’s positioning for large growth opportunities and the company’s future prospects, the expectations regarding the commencement of a CEO search, the progress on the company’s accounting restatement, and the progress on making the company’s required filings with the SEC. The actual timing or outcome of these matters could differ materially from those expressed in any forward-looking statements due to, among other things, the company’s ability to access credit facilities, the company’s financial results, any additional required adjustments to the Company’s financial statements and/or other factors arising in the restatement process that are not currently known or identified; and the effect of the foregoing factors on the CEO search. In addition, Saba faces risks and uncertainties that could affect its ability to complete the restatement of its historical financial statements, file its delayed annual report on Form 10-K and periodic reports on Form 10-Qs and regain compliance with the NASDAQ listing requirements or could cause it to determine that additional material weaknesses exist with respect to its internal control over financial reporting. Readers should refer to the section entitled “Risk Factors” in the Form 10-K for the fiscal year ended May 31, 2011, and similar disclosures in subsequent reports filed with the SEC. The forward-looking statements and risks stated in this press release are based on information available to Saba today. Saba assumes no obligation to update them.

Contact

Roy Lobo

VP of Investor Relations

(650) 696-1610

roylobo@saba.com